Exhibit 10.1


                      "Stat Beijing" Cooperation Agreement

Party A:   Beijing Statistic Bureau

Party B:   Beijing Media

Based on a spirit of mutual cooperation, both parties enter into this agreement with good faith and intention to produce a series of television programs entitled, "Stat Beijing".

Article 1:    Objective and scope of the cooperation project
Objectives:   Utilize each party's advantage to create an outstanding program related to economics.

Project:  "Stat Beijing" program.

Scope: Shooting and production of a television program related to economics (statistic data and information dissemination) program.

Each party will appoint an executive to serve as executive producer of "Stat Beijing".

Each party appoints one person to serve as the responsible person for daily operations and coordination.

Article: 2:  Manner and terms of "Stat Beijing" editing department.
The two parties will cooperate to establish the "Stat Beijing" editing department which will be charge of shooting and producing the program. The production cost for each episode is 24,780 rmb and will be borne by each party according to the budget plan (see appendix for shooting and budget). Party A will also pay to Party B a one-time payment of 210,000 rmb. The two parties also agree as follows: Party A will transfer to Party B's account the starting capital amount of 500,000 rmb within 3 days of signing this agreement. The remainder amount of production costs will be paid by Party A to Party B in 3 installments as follows: first installment of 50% will be paid within 3 days of the first broadcasting date of the program; second installment of 30% will be paid within 2 months of the first broadcasting date of the program: third installment of 20% will be paid within 4 months of the first broadcasting date of the program.

This cooperation agreement is for a term of one year beginning from the signature date of this agreement. The terms of this agreement will be renewed automatically at expiration unless either party disagrees.

Article 3: Liabilities and responsibilities
Party A has the responsibility to provide the official statistics, interpretation and data analysis used as the basis for program content. The final product must have Party A's approval before it can be broadcast. Party B has the responsibility for shooting, producing and arrangements for broadcasting the program. Party A owns the copyright of the "Stat Beijing" program. Party B may put its name on the program as its producer.


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Article 4:  Shared distribution
Party B is responsible to pay it own taxes related to production cost of "Stat Beijing".

Article 6: Without the written permission of Party A, Party B cannot publish the official statistics interpretation or analysis nor use them for any other purposes.

Article 7:  Supervision of the operation
The Supervision department and Finance department of Party A will periodically inspect the uses of the funds provided for the program. Party B will provide quarterly reports showing the usage of the funds for the program to cited departments of Party A.

Article 8:  Defaults and responsibilities
If either Party A or Party B defaults and causes impairment to the execution of this agreement, the defaulting party will be responsible for all the financial losses incurred due to the default. In the event of losses caused by force majuer or changes in government policies, both parties will bear the costs of financial losses equally.

Article 9: This agreement becomes effective upon execution of the two parties. This agreement can be amended by mutual consent of both parties.

Article 10: This agreement is executed in four counterparts. Each party holds two copies.


Party A:  Beijing Statistical Bureau
Representative:  Yu Xinqin
Date:  July 10, 2006

Party B:  Beijing Media
Representative:  Qi  Yuli
Date:  July 11, 2006